Exhibit 15.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-220758) and the Registration Statements on Form S-8 (File No. 333-222534, File No. 333-208901, File No. 333-198940 and File No. 333-178771) of Lianluo Smart Ltd. (the “Company”) of our report dated April 25, 2018, relating to the Company's consolidated financial statements which appears in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

Hong Kong, China

April 25, 2018